COWEN ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

•Reports 1Q20 GAAP Loss of $(0.41) per share and Economic Operating Loss of $(0.24) per share
•Record Quarterly Brokerage Revenues and Second-Highest Investment Banking Revenues
•Operating Co Segment Profitable Despite Losses in Investment Income and Incentive Income
•Asset Co Segment Losses Due to Markdowns in Private Portfolio
•Strong Balance Sheet with Reduced Risk, Book Value of $24.74 and TBV of $18.60 per share.

NEW YORK - April 29, 2020 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the first quarter ended March 31, 2020.

Jeffrey M. Solomon, Chairman and Chief Executive Officer of Cowen, said, "Even though the first quarter of 2020 was the most challenging period for financial markets in more than a decade, Cowen performed well operationally. We had very strong financial performance in January and February followed by a difficult March which was driven largely by negative investment performance. We moved quickly to shift over 98% of our team to working remotely, keeping our employees safe and healthy even as we handled record trading volumes, and significantly reduced risk on our balance sheet. We have maintained strong client engagement, gained share in our markets business and continue to have a substantial pipeline in both M&A advisory and capital markets activities. While there is still uncertainty about when and how the economy will return to a more normal state, we believe that we are very well positioned in all of our businesses to help our clients outperform.”

First Quarter 2020 Financial Summary

	Three Months Ended
	March 31
(Dollar amounts in millions, except per share information)	2020	2019	%

GAAP:
Revenue	$313.8	$224.1	40%
Net income (loss) attributable to common stockholders	$(11.6)	$8.1	(244)%
Earnings (loss) per common share	$(0.41)	$0.26	(259)%

ECONOMIC INCOME (NON-GAAP):
Economic income revenue	$210.9	$233.5	(10)%
Economic income (loss)	$(12.2)	$15.3	(180)%

Economic operating income	$(6.8)	$20.2	(134)%

Economic income (loss) per common share	$(0.43)	$0.48	(189)%
Economic operating income (loss) per common share	$(0.24)	$0.64	(137)%

Note: Amounts may not add up due to rounding. GAAP refers to Generally Accepted Accounting Principles in the U.S. A reconciliation of economic income (loss) to GAAP net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

First Quarter 2020 Operating Highlights (Non-GAAP)

Throughout this press release the Company presents Economic Income financial measures that are not prepared in accordance with GAAP. For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

•Operating Company Segment Profitable
–Generated 1Q20 Op Co Economic Income of $4.3 million and Op Co Economic Operating Income of $9.7 million.

•Record markets revenues in volatile trading environment:
–Markets revenue, which includes brokerage, financing and other revenue, was a record $132.4 million ($2.1 million/day) even after the impact of providing client liquidity and lowering risk in securities finance and special situations.
–Posted strong performances in cash equities, electronic trading, European trading, derivatives and prime brokerage.

•Second-highest investment banking revenues despite March slowdown:
–Outperformance driven by strong capital markets activity in January and February, particularly in healthcare.
–Revenue/industry diversification: 34% of IB revenue was advisory, comprised of 20% M&A and 14% capital markets advisory. Best debt advisory quarter in 5+ years.
–Strong client engagement: Completed 10 M&A/Capital markets transactions in March despite volatile environment

•Invested capital repositioned to reduce risk:
–Investment income losses in 1Q20 were small relative to steep market declines across asset classes.
–Reduced investment exposure in portfolio and increased hedging at the beginning of March. Participating in rally in asset prices and spread tightening in April.

Capital Optimization Update

Share Repurchase Plan

In the first quarter of 2020, the Company repurchased $18.0 million of its common stock, or 1,383,657 shares, at an average price of $13.02 under the Company's existing share repurchase program, representing the largest quarterly repurchase amount in more than four years.

Outside the share repurchase program, in the first quarter of 2020 the Company acquired approximately $2.8 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 228,557 shares, at an average price of $12.36.

Quarterly Cash Dividend

The Company maintained its quarterly cash dividend payable on its common stock. On April 24, 2020, the Board of Directors declared a cash dividend of $0.04 per common share, payable on June 15, 2020, to stockholders of record on June 1, 2020.

Select Balance Sheet Data

(Amounts in millions, except per share information)	March 31, 2020	December 31, 2019
Cowen Inc. stockholders' equity	$784.8	$809.9
Common equity (CE)	$683.5	$708.5
Tangible common equity (TCE)	$513.8	$535.6

Book value per share (CE/CSO)	$24.74	$24.77

Tangible book value per share (TCE/CSO)	$18.60	$18.72

Common shares outstanding (CSO)	27.6	28.6

Note: Common Equity (CE) is calculated as Cowen Inc, stockholders’ equity less our preferred stock issuance.
Tangible common equity (TCE) is calculated as common equity (CE) less goodwill and net intangible assets.

First Quarter 2020 Financial Review (GAAP)

First quarter 2020 revenue was $313.8 million compared to $224.1 million in the first quarter of 2019.

First quarter 2020 net loss attributable to common stockholders was $11.6 million compared to net income of $8.1 million in the first quarter of 2019.

First quarter interest and dividend expense was $38.8 million compared to $29.1 million in the prior-year period.

First quarter employee compensation and benefits expense was $124.4 million, a decrease of $7.5 million from the prior-year period.

First quarter operating, general, administrative and other expenses was $88.1 million, an increase of $10.1 million from the prior-year period.

First quarter depreciation and amortization expense was $5.4 million, an increase of $0.5 million to compared to the prior-year period.

First quarter income tax benefit was $1.2 million compared to an expense of $3.2 million in the prior-year quarter.

First Quarter 2020 Economic Income Financial Review

Economic Income Revenue

	Three Months Ended
	March 31
(Dollar amounts in millions)	2020			2019			%

	Operating Company (Op Co)	Asset Company (Asset Co)	Total	Operating Company (Op Co)	Asset Company (Asset Co)	Total
Investment banking	98.8	$—	$98.8	83.0	$—	$83.0	19%
Brokerage	132.7	—	132.7	111.9	—	111.9	19%
Management fees	14.7	0.2	14.9	9.7	0.7	10.4	43%
Incentive income	(2.5)	(2.4)	(4.9)	16.6	0.1	16.7	(129)%
Investment income (loss)	(19.4)	(11.7)	(31.1)	9.4	0.8	10.2	(405)%
Other revenues	0.6	—	0.6	1.1	—	1.1	(45)%
Total Revenue	$224.9	$(13.9)	$211.0	$231.7	$1.6	$233.3	(10)%

Economic Income Revenue was $211.0 million versus $233.3 million in the first quarter of 2019, a decrease of 10%.

Investment Banking revenues of $98.8 million were up 19% versus the prior-year period, driven by stronger ECM activity in life sciences and healthcare tools and diagnostics. These sectors have remained active in April, even in this environment.

Brokerage revenues of $132.7 million were up 19% versus the prior-year period. Cash trading, electronic trading, derivatives and prime brokerage all posted strong year-over-year revenue growth. While trading volumes have declined since the peak in March, Cowen's average daily brokerage revenues in April have been higher than in March.

Management Fees rose 43% year-over-year to $14.9 million in the first quarter, the highest quarterly level in more than three years. Cowen Investment Management's private healthcare strategy continued to raise capital in March, and investor interest in healthcare opportunities remains strong.

Incentive Income posted a loss of $4.9 million in the first quarter of 2020, down from income of $16.7 million in the prior-year period. First quarter 2020 incentive income reflects a loss of $2.4 million in Asset Co as well as a reversal of unrealized performance fees in the healthcare strategy and in non-core Asset Co investments, partially offset by incentive income in the activist strategy.

Investment Income posted a loss of $31.1 million, down from income of $10.3 million in the prior-year period. The first quarter 2020 loss includes markdowns in Asset Co investments of $11.7 million and was also due in part to weaker performance in the event driven strategy, the healthcare strategy and the activist strategy.

Total expenses were $213.7 million compared to $209.9 million in the prior-year period.

Compensation and benefits expense was $125.7 million compared to $131.9 million in the first quarter of 2019. The decrease was due to lower revenues, which resulted in a lower compensation and benefits accrual. Despite the decrease in the compensation accrual amount, the first quarter 2020 compensation-to-revenue ratio rose to 59.6%, up from 56.5% in the prior-year period. The Op Co compensation-to-revenue ratio was 55.6% in the first quarter of 2020.

Fixed non-compensation expenses increased $2.6 million in the prior-year period to $37.5 million. The increase was due in part to higher expenses for trading software applications which have a variable component in times of elevated trading activity.

Variable non-compensation expenses were $43.3 million, up from $37.1 million in the first quarter of 2019. The increase is related in part to higher brokerage and trade execution costs due to increased volumes.

Economic Operating Income, which represents Economic Income attributable to common stockholders before depreciation and amortization, was a loss of $6.8 million for the first quarter of 2020, down from $20.2 million in the prior-year period. First quarter 2020 Economic Operating Income for Op Co was $9.7 million, while Asset Co Economic Operating loss was $16.5 million.

Assets Under Management As of March 31, 2020, the Company had assets under management of $10.8 billion, a decrease of $0.6 billion and $0.8 billion from December 31, 2019 and March 31, 2019, respectively.

Business Segment Results
Change in Segments

During the second quarter of 2019, the Company changed its segment reporting structure based on the Company's domain expertise as a driver of harmonized repeatable revenue for its operating business versus the Company’s long-term monetization strategies. The Operating Company ("Op Co") and Asset Company ("Asset Co") reporting structure provides investors with greater insight into the profitability of the Company's operating business, the impact of Asset Co holdings on overall profitability and the monetization potential of legacy investments.

•The Op Co segment consists of four divisions: Cowen Investment Management, Investment Banking, Markets, and Research. Each of Op Co’s four divisions leverage the Research division’s core domain expertise to drive harmonized repeatable revenue for the segment.

•The Asset Co segment consists of certain of the Company’s private investments, private real estate investments and other legacy strategies.

Operating Company Segment

As of March 31, 2020, the Company had invested capital in Op Co totaling $539.9 million.

Op Co revenues were $224.8 million, a decrease of $7.0 million from the first quarter of 2019.

First quarter Op Co Economic Income was $4.3 million versus $17.5 million in the prior-year quarter.

First quarter Economic Operating Income was $9.7 million versus $22.5 in the prior-year quarter.

Brokerage revenue was $132.7 million, an increase of $20.8 million from the first quarter of 2019.

First quarter investment banking revenue was $98.8 million, a 19% increase over the prior-year quarter.

First quarter management fees were $14.7 million, up from $9.7 million in the prior-year quarter.

First quarter incentive income was a loss of $2.5 million compared to income of $16.6 million in the prior-year quarter.

First quarter investment income was a loss of $19.4 million compared to income of $9.4 million in the prior-year quarter.

Asset Company Segment

As of April 1, 2020, the Company had invested capital in Asset Co totaling $126.7 million, a reduction of $9.3 million from the invested capital invested as of January 1, 2020.

The largest investments were in Italian wireless broadband provider Linkem ($69.7 million), private equity funds Formation8/Eclipse ($39.4 million) and private real estate holdings ($6.2 million).

First quarter economic income revenue was a loss of $13.9 million versus revenues of $1.7 million in the prior-year quarter.

First quarter management fees were $0.2 million compared to $0.7 million in the prior-year quarter.

First quarter incentive income was a loss of $2.4 million compared to income of $0.1 million in the prior-year quarter.

First quarter investment income was a loss of $11.7 million compared to income of $0.8 million in the prior-year quarter. The loss was due primarily to a decline in the valuation of Linkem (-$4.6 million) and the private real estate holdings (-$7.3 million).

Earnings Conference Call

Management will hold a conference call today (Wednesday, April 29, 2020) at 9:00 am ET to discuss these results and provide an update on business conditions.

Chairman and Chief Executive Officer Jeffrey M. Solomon and Chief Financial Officer Stephen A. Lasota will host the presentation, followed by a question and answer period.

U.S. dial in: (855) 760-0961
International dial-in: (631) 485-4850
Passcode: 5475433

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at investor.cowen.com. Please call the conference telephone number at least 15 minutes prior to the start time.

A replay of the call will be available for one week beginning at 12:00 pm ET on April 29, 2020.

U.S. replay dial-in: (855) 859-2056
International replay dial-in: (404) 537-3406
Replay ID: 5475433

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, research, sales and trading, prime brokerage, global clearing, commission management services and investment management. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Investor Relations Contact:
JT Farley
(646) 562-1056
james.farley@cowen.com
Source: Cowen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. As a result of the spread of COVID-19, economic uncertainties have arisen that are likely to negatively impact the Company’s business, financial condition, results of operation, cash flows, strategies and prospects. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on our clients, employees, vendors and the markets in which we operate our businesses, all of which are uncertain and cannot be reasonably estimated at this time. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the upcoming first quarter 2020 Form 10-Q, as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar and share amounts are in thousands, except per share data)

	Three Months Ended
	March 31
	2020	2019
Revenue
Investment banking	$105,028	$80,106
Brokerage	139,362	97,463
Management fees	11,604	7,141
Incentive income	—	15
Interest and dividends	42,077	29,092
Reimbursement from affiliates	261	288
Reinsurance premiums	10,471	6,591
Other	1,850	1,061
Consolidated Funds revenues	3,156	2,340
Total revenue	313,809	224,097
Interest and dividends expense	38,792	29,084
Total net revenue	275,017	195,013
Expenses
Employee compensation and benefits	124,428	131,882
Reinsurance claims, commissions and amortization of deferred acquisition costs	10,430	6,162
Operating, general, administrative and other expenses	88,139	78,001
Depreciation and amortization expense	5,442	4,956
Consolidated Funds expenses	2,714	1,482
Total expenses	231,153	222,483
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	(43,983)	39,084
Consolidated Funds net (losses) gains	(73,165)	1,858
Total other income (loss)	(117,148)	40,942

Income (loss) before income taxes	(73,284)	13,472
Income tax expense/(benefit)	(1,173)	3,177
Net income (loss)	(72,111)	10,295
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries and funds	(62,188)	512
Net income (loss) attributable to Cowen Inc.	(9,923)	9,783
Less: Preferred stock dividends	1,698	1,698
Net income (loss) attributable to Cowen Inc. common stockholders	$(11,621)	$8,085

Earnings (loss) per share:
Basic	$(0.41)	$0.27
Diluted	$(0.41)	$0.26

Weighted average shares used in per share data:
Basic	28,598	29,750
Diluted	28,598	31,625

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment-related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting, (b) start-up costs of a fund over the expected life of the fund and (c) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended
	March 31
(Per share information)	2020	2019

Economic income (loss) per common share (diluted)	$(0.43)	$0.48
Adjustments:
Income taxes	0.04	(0.10)
Uncrystallized incentive fees	0.03	(0.01)
Amortization of discount on convertible debt	(0.04)	(0.03)
Retainer fees revenue deferred for US GAAP	0.02	(0.05)
Fund start-up costs recognized for US GAAP	(0.06)	—
Contingent liability adjustments	0.03	—
Transaction-related and other costs	—	(0.03)
US GAAP earnings (loss) per share (diluted)	$(0.41)	$0.26

Note: Amounts may not add due to rounding.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended March 31, 2020
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$105,028	$(6,269)	(a)	$—	$98,759
Brokerage	139,362	(6,690)	(b)(g)	—	132,672
Management fees	11,604	2,633	(c)	678	14,915
Incentive income (loss)	—	(4,889)	(c)	—	(4,889)
Investment income (loss)	—	(31,104)	(d)(g)	—	(31,104)
Interest and dividends	42,077	(42,077)	(b)(d)	—	—
Reimbursement from affiliates	261	(286)	(e)	25	—
Reinsurance premiums	10,471	(10,471)	(f)	—	—
Other revenue	1,850	(1,288)	(f)	—	562
Consolidated Funds	3,156	—		(3,156)	—
Total revenues	$313,809	$(100,441)		$(2,453)	$210,915

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)	Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)	Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.
(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)	Economic Income (Loss) recognizes revenues (i) net of fund start-up costs and distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.
(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) for which the majority of this activity is shown in other income (loss) for US GAAP reporting.
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue. The costs are recorded within expenses for US GAAP reporting.
(g)	Economic Income (Loss) recognizes gains and losses on investments held as part of the Company's facilitation and trading business within brokerage revenues as these investments are directly related to the markets business activities.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended March 31, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$80,106	$2,885	(a)	$—	$82,991
Brokerage	97,463	14,409	(b)(g)	—	111,872
Management fees	7,141	2,789	(c)	501	10,431
Incentive income (loss)	15	16,188	(c)	544	16,747
Investment income (loss)	—	10,269	(d)(g)	—	10,269
Interest and dividends	29,092	(29,092)	(b)(d)	—	—
Reimbursement from affiliates	288	(322)	(e)	34	—
Reinsurance premiums	6,591	(6,591)	(f)	—	—
Other revenue	1,061	98	(f)	—	1,159
Consolidated Funds	2,340	—		(2,340)	—
Total revenues	$224,097	$10,633		$(1,261)	$233,469

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)	Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)	Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.
(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)	Economic Income (Loss) recognizes revenues (i) net fund start-up costs and of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.
(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) for which the majority of this activity is shown in other income (loss) for US GAAP reporting.
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue. The costs are recorded within expenses for US GAAP reporting.
(g)	Economic Income (Loss) recognizes gains and losses on investments held as part of the Company's facilitation and trading business within brokerage revenues as these investments are directly related to the markets business activities.